Exhibit 3.25

OPERATING AGREEMENT

OF

RCL, L.L.C.

THIS OPERATING AGREEMENT (this “Agreement”) is made by the undersigned sole Member of the Company to be effective as of October 20, 2016.

W I T N E S S E T H:

WHEREAS, the Member desires to form a limited liability company under and pursuant to the Tennessee Revised Limited Liability Company Act to conduct certain business as a limited liability company, and to set forth certain rights and obligations pertaining to the internal affairs of the Company and the conduct of its business.

NOW, THEREFORE, the Member sets forth the following:

ARTICLE 1

General

1.1 Effective Date of Agreement. The effective date of this Agreement (the “Effective Date”) shall be the date first set forth above.

1.2 Adoption of Articles. The Articles of Organization, which have been filed with the Secretary of State of the State of Tennessee as of the Effective Date under the name RCL II, L.L.C. (the “Articles”), and the Certificate of Merger filed with Secretary of State of Tennessee amending the name of the Company to RCL, L.L.C. (the “Certificate of Merger”), are hereby adopted by, and all actions taken in organizing the Company, including, but not limited to, the filing of such Articles and the Certificate of Merger, are in all respects ratified, confirmed, adopted, and approved.

1.3 Company’s Name and Registered Office. The name of the limited liability company is RCL, L.L.C. (the “Company”). The Company’s registered agent and registered office shall be as set forth in the Articles.

1.4 Member. The Company’s sole member is RCLP Acquisition, L.L.C., a Texas limited liability company (the “Member”).

1.5 Principal Business Address of Company. The Company’s initial principal business address shall be 7471 Benbrook Pkwy, Benbrook, Texas 76126-2119. The Member may change the Company’s principal place of business, from time to time, to any location permitted by law.

1.6 Limited Liability of Member. The Member shall not be personally obligated to any third party for any debt, obligation or liability of the Company solely by reason of being a member.

1.7 Additional Members. Whether additional members shall be admitted as members of the Company shall be in the sole discretion of the Member.

1.8 Relation of Agreement to Articles. If there is any conflict between the provisions of this Agreement and those of the Articles, the provisions of the Articles shall prevail.

ARTICLE 2

Capital Contributions

The Member shall have no duty to make capital contributions to the Company.

ARTICLE 3

Allocations and Distributions of Company Profits

Only the Member shall be entitled to allocations of Company profits and losses and to distributions of Company profits and other Company assets. No other person shall have any right to any such allocations or distributions. It shall be within the sole and exclusive discretion of the Member to decide whether to distribute cash and other assets to the Member.

ARTICLE 4

Company Management

4.1 Management of the Company. The Company shall be a “member-managed” limited liability company as such term is defined in the Act. The business and affairs of the Company shall be managed under the exclusive direction of the Member, who shall act as an agent of the Company and who shall have the power to bind the Company through the exercise of such powers. All decisions shall be made and actions taken by the decision of the Member.

4.2 Officers. The Company may have officers, as appointed in the sole discretion of the Member. The number of officers of the Company and the responsibilities of officers of the Company shall be fixed from time to time by the Member. Each officer shall serve at the pleasure of the Member until his or her successor is elected and qualified or until his or her earlier resignation or removal by the Member. The Member may remove any officer at any time, with or without cause, except as may otherwise be provided by contract. The initial officers of the Company shall be:

David M. Seitz            Vice President and Secretary

Patrick D. Dugan            Vice President, Finance

4.3 Execution of Documents. Any deed, deed of trust, bill of sale, lease agreement, security agreement, financing statement, contract of purchase or sale, partnership agreement, contribution agreement or joint venture agreement, or other contract or instrument purporting to bind the Company or to convey or encumber any of the assets of the Company in the ordinary course of its business may be signed by the Member or any officer of the Company and no other signature shall be required.

ARTICLE 5

Transfers and Pledges of Memberships Interests

5.1 Transfers of Membership Interests. The Member, in the Member’s sole discretion, may transfer (whether by sale, gift or otherwise) all or any part of the Member’s membership rights, including financial rights and/or governance rights, to any person at any time. The Member may make any such transfer under any terms and conditions which the Member deems appropriate.

5.2 Pledges. The Member shall have exclusive and absolute discretion to pledge all or any part of the Member’s membership rights to any person at any time as collateral for any debt of the Member. The Member may make any such pledge under any terms and conditions which the Member deems appropriate.

ARTICLE 6

Accounting and Tax

6.1 Books and Records. The Company shall maintain on a current basis accurate books of account.

6.2 Tax Characterization. It is the intention of the Member that the Company be disregarded for federal tax purposes and that the activities of the Company be deemed to be activities of the Member for such purposes. All provisions of the Company’s Articles and this Agreement are to be construed so as to preserve that tax status under those circumstances.

6.3 Annual Accounting Period of Company. The Company’s annual accounting period for financial purposes shall be the calendar year.

ARTICLE 7

Dissolution

7.1 Definition of Dissolution, Winding Up and Liquidation. For purposes of this Agreement:

(a) Dissolution. The dissolution of the Company shall mean the cessation of its normal business activities and the beginning of the process of winding it up and liquidating it.

(b) Winding Up. The winding up of the Company shall mean the process of concluding its existing business activities and internal affairs and preparing for its liquidation.

(c) Liquidation. The liquidation of the Company shall mean the sale or other disposition of its assets and the distribution of its assets (or the distribution of the proceeds of the sale or other disposition of its assets) to its creditors and to the Member.

7.2 Dissolution of Company. The Member may determine whether and when to dissolve the Company.

7.3 Winding Up and Liquidation of Company; Distribution of Company Assets. Promptly after a determination is made to dissolve the Company and terminate its legal existence, the Company shall wind up its business and internal affairs, shall liquidate it, and shall distribute its assets to the Company’s creditors and the Member in accordance with the Tennessee Revised Limited Liability Company Act.

ARTICLE 8

Term and Termination

The term of this Agreement shall begin on the Effective Date and shall end upon the earlier of:

(a) The date on which the Company ceases to exist under this Agreement or under other applicable law; or

(b) The date on which the Member determines to terminate the Agreement.

ARTICLE 9

Miscellaneous Provisions

9.1 Amendments. No amendment of this Agreement shall be valid unless it is set forth in a writing signed by the Member.

9.2 Governing Law. This Agreement shall be governed exclusively by the laws of the State of Tennessee.

9.3 Captions. Captions in this Agreement are for convenience only and shall be deemed irrelevant in construing its provisions.

END OF OPERATING AGREEMENT

[signature page to follow]

IN WITNESS WHEREOF, this Operating Agreement of RCL, L.L.C. is executed by the sole Member of the Company as of the Effective Date specified herein.

MEMBER:

RCLP Acquisition, LLC

By:	/s/ Patrick D. Dugan
Name: Patrick D. Dugan
Title: Vice President and Treasurer